As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203206

Prospectus Supplement

(To Prospectus dated April 14, 2015)

$50,000,000

Common Stock

We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to shares of our common stock offered by this prospectus supplement. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Cantor Fitzgerald & Co., acting as sales agent.

Our common stock is traded on the NASDAQ Global Market under the symbol “AKBA.” On August 7, 2015, the last reported sale price of our common stock was $9.30 per share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus and certain documents we have filed or will file with the Securities and Exchange Commission, including documents that are incorporated by reference herein.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NASDAQ Global Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law, including in privately negotiated transactions. Subject to the terms of the sales agreement, Cantor Fitzgerald & Co. will act as sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Cantor Fitzgerald & Co. and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor Fitzgerald & Co. will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of shares of our common stock on our behalf, Cantor Fitzgerald & Co. will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald & Co. will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cantor Fitzgerald & Co. with respect to certain liabilities pursuant to the terms of the sales agreement.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 2 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $175,000,000 under the accompanying prospectus. Under this prospectus, we may offer shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering. The $50,000,000 of common stock that may be offered, issued and sold under this prospectus supplement is included in the $175,000,000 of securities that may be offered, issued and sold by us under the accompanying prospectus.

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, including the information incorporated by reference herein, which describes the specific details regarding this offering; and (2) the accompanying prospectus, including the information incorporated by reference therein, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in a document having a later date incorporated by reference in this prospectus supplement or the accompanying prospectus, the statement in the document incorporated by reference modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cantor Fitzgerald & Co., or Cantor, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cantor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement or the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless stated otherwise or the context otherwise requires, we use the terms “Akebia,” “Akebia Therapeutics,” “we,” “us,” “the company” and “our” in this prospectus supplement to refer to Akebia Therapeutics, Inc. and its subsidiaries. When we refer to “you” or “yours” we mean the investors and potential investors in the shares of common stock offered hereby.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and does not contain all of the information that may be important to you. You should carefully review this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the risk factors and financial statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before making your investment decision.

Our Business

We are a biopharmaceutical company focused on the development of novel proprietary therapeutics based on hypoxia inducible factor, or HIF, biology and the commercialization of these products for patients with kidney disease. HIF is the primary regulator of the production of red blood cells, or RBCs, in the body and a potentially novel mechanism of treating anemia.

Our Product Candidates

AKB-6548

Our lead product candidate, AKB-6548, is being developed as a once-daily, oral therapy. AKB-6548 works by a differentiated mechanism of action that we believe has the potential to be safer than that of injectable recombinant protein erythropoiesis stimulating agents, or rESAs. This novel mechanism of action is referred to as HIF prolyl-hydroxylase, or HIF-PH, inhibition. Instead of binding directly to the erythropoietin, or EPO, receptors on cells in the bone marrow, AKB-6548 leads to activation of critical pathways for hemoglobin and RBC production. This approach mimics the physiological adjustment made by the body when exposed to reduced oxygen levels at higher altitudes.

Anemia is a serious medical condition in which blood is deficient in RBCs and hemoglobin, both of which are critical in delivering oxygen to tissue. Anemia generally exists when hemoglobin, a protein in RBCs that carries oxygen, is less than 13 g/dL in men or 12 g/dL in women. Untreated anemia is associated with chronic fatigue, increased risk of progression of multiple diseases and death. Anemia is common in patients with chronic kidney disease, or CKD, cancer, heart failure, inflammatory diseases and other critical illnesses, as well as in the elderly.

We have successfully completed a Phase 2b study of AKB-6548 in non-dialysis patients with anemia related to CKD. In March 2015, we presented positive results from this Phase 2b study of AKB-6548 at the World Congress of Nephrology. The study demonstrated that AKB-6548 raised hemoglobin levels with no safety signal observed. We expect to initiate Phase 3 studies of AKB-6548 for anemia secondary to CKD in the non-dialysis population in 2015. If the results from these Phase 3 studies support the results we have previously demonstrated across ten clinical studies with a total of 20,000 days of patient exposure, we anticipate submitting a New Drug Application, or NDA, for AKB-6548 in the United States by 2019.

We have also initiated Phase 2 clinical development of AKB-6548 for the treatment of anemia in patients undergoing dialysis, the second indication we plan to pursue. The results from that study are expected in the third quarter of 2015. Assuming these results are positive, we expect to initiate our Phase 3 program of AKB-6548 in dialysis-dependent patients in 2016.

We have commenced discussions with United States and European regulatory authorities regarding the design of our Phase 3 program. These discussions are ongoing. The elements of our global Phase 3 program will be determined over the course of these discussions, with the goal of harmonizing a single, global Phase 3 program. We expect these discussions to be finalized in the third quarter of this year and that we will begin enrolling patients in our Phase 3 program before the end of 2015.

AKB-6899

Our preclinical candidate, AKB-6899, is a small molecule HIF-PH inhibitor with potential therapeutic benefit in oncology and ophthalmology. AKB-6899 has demonstrated the ability in vitro to reduce VEGF levels in the presence of hypoxia. In several preclinical mouse models, AKB-6899 has been active in reducing tumor growth and development of metastases. Therefore, Investigational New Drug, or IND, enabling studies are being performed with the goal of opening an IND with FDA in 2015. We expect to complete preclinical proof-of-concept studies of AKB-6899 in ophthalmology in early 2016.

We own worldwide rights to our product candidates. If approved by regulatory authorities, we plan to commercialize AKB-6548 in the United States ourselves and intend to seek one or more collaborators to commercialize the product candidate in additional markets.

Our Addressable Market

More than 30 million people in the United States have CKD, with estimates that over 1.8 million of these patients suffer from anemia. Anemia from these indications is currently treated by injectable rESAs—including Epogen®, Aranesp® and Procrit® —with iron supplementation or RBC transfusion. Based on the reported revenues of companies that market and sell rESAs, we estimate that global sales of injectable rESAs were approximately $7 billion in 2013, the vast majority of which were for renal indications.

rESAs are designed to stimulate production of RBCs by binding directly to and saturating EPO receptors. While injectable rESAs and transfusions may be effective in raising hemoglobin levels, they carry significant potential side effects and also need to be delivered subcutaneously or intravenously. In particular, injectable rESAs may lead to thrombosis, stroke, myocardial infarction and death, and these risks are described in black box warnings on the prescribing information of all products marketed in this class. These safety concerns have led to a significant reduction in the use of injectable rESAs since they began to become evident in 2006. Today, anemia is either not treated or inadequately treated in the majority of CKD patients. As a result, we believe that a safe, effective, oral therapeutic option will take significant market share and meaningfully grow the market in patients not requiring dialysis.

Our Principal Executive Offices

Our principal executive offices are located at 245 First Street, Suite 1100, Cambridge, Massachusetts 02142. Our telephone number is (617) 871-2098. Our website address is www.akebia.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus supplement or the accompanying prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) December 31, 2019 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

THE OFFERING

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section entitled “Description of Common Stock” in the accompanying prospectus and the documents referred to therein.

Issuer	Akebia Therapeutics, Inc.

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $50,000,000.

Common stock to be outstanding after this offering	Up to 33,882,530 shares (as more fully described in the notes following this table), assuming sales of 5,000,000 shares of our common stock in this offering at an assumed offering price of $10.00 per share. The actual number of shares issued in connection with this offering will vary depending on how many shares of our common stock we choose to sell and the prices at which such sales occur.

Manner of offering	Sales of shares of our common stock under this prospectus supplement may be made by any method deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. Sales may also be made in privately negotiated transactions and/or any other method permitted by law. Subject to the terms of the sales agreement, Cantor Fitzgerald & Co. will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Global Market, on mutually agreeable terms between Cantor Fitzgerald & Co. and us. See “Plan of Distribution” beginning on page S-15 of this prospectus supplement.

Sales agent	Cantor Fitzgerald & Co.

Use of proceeds	We expect to use the net proceeds from this offering, if any, (i) for clinical development of our lead product candidate, and discovery, research and preclinical studies of our other product candidates; and (ii) to fund working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology. See “Use of Proceeds” beginning on page S-7 of this prospectus supplement.

Risk factors	Your investment in shares of our common stock involves substantial risks. You should consider the matters referred to under the heading

“Risk Factors” in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference herein and therein from our filings with the SEC.

NASDAQ Global Market symbol	“AKBA.”

The number of shares of common stock shown above to be outstanding after this offering is based on 28,882,530 shares of our common stock outstanding as of June 30, 2015, including 321,081 shares of unvested restricted stock subject to repurchase by us, and excluding:

•	1,975,620 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2015 at a weighted-average exercise price of $8.93 per share; and

•	1,641,559 shares of common stock reserved for future issuance under our 2014 Incentive Plan.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Part I, Item IA—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 4, 2015, and in any subsequent Quarterly Reports on Form 10-Q, before making an investment decision. In addition, please read “About this Prospectus Supplement” in this prospectus supplement and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and in the accompanying prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

You will incur immediate and substantial dilution as a result of this offering.

The assumed offering price per share of our common stock in this offering is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Assuming the sale of $50,000,000 of our common stock in this offering, based on the assumed offering price of $10.00 per share, and net tangible book value per share of our common stock of $5.18 as of June 30, 2015, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $4.14 per share in the as adjusted net tangible book value of common stock purchased. See “Dilution” beginning on page S-9 of this prospectus supplement for a more detailed description of the dilution to new investors in this offering.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds, if any, from this offering for clinical development of our lead product candidate, discovery, research and preclinical studies of our other product candidates and to fund working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology. See “Use of Proceeds” beginning on page S-7 for further detail. Although we currently intend to use the net proceeds, if any, from this offering in such a manner, we will have broad discretion in the application of such net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or loses value.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in the “Risk Factors” section in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus supplement and the accompanying prospectus (see “Where You Can Find More Information”).

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $50,000,000 from time to time under this prospectus supplement and the accompanying prospectus. Because there is no minimum offering amount required pursuant to the sales agreement with Cantor Fitzgerald & Co., the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Actual net proceeds will depend on the number of shares we sell and the prices at which such sales occur. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cantor Fitzgerald & Co. as a source of financing.

We intend to use the net proceeds, if any, from sales of shares of our common stock covered by this prospectus supplement as follows:

•	for clinical development of our lead product candidate, and discovery, research and preclinical studies of our other product candidates; and

•	the balance to fund working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology.

Our expected use of net proceeds, if any, from the sale of shares of common stock pursuant to the sales agreement with Cantor Fitzgerald & Co. represents our intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. The amount and timing of our actual expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing and success of preclinical studies, our ongoing clinical studies or clinical studies we may commence in the future, the timing of regulatory submissions and the feedback from regulatory authorities. As a result, our management will have broad discretion over the use of the net proceeds from this offering. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities pending their use for the purposes described above. We have not determined the amount of net proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of net proceeds, if any.

DIVIDEND POLICY

We have not paid cash dividends on our common stock during our two most recent fiscal years. We do not intend to pay any dividends on our common stock for the foreseeable future.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been listed on the NASDAQ Global Market under the symbol “AKBA” since our initial public offering on March 19, 2014. The following table summarizes the high and low sale prices per share for our common stock for the fiscal periods indicated as reported on the NASDAQ Global Market.

	High	Low
2014
First Quarter from and after March 20th	$28.50	$18.75
Second Quarter	$31.00	$16.41
Third Quarter	$28.33	$20.10
Fourth Quarter	$21.75	$8.60
2015
First Quarter	$13.90	$8.47
Second Quarter	$10.52	$7.27
Third Quarter (through August 7, 2015)	$12.30	$8.60

On August 7, 2015, the last reported sale price for our common stock on the NASDAQ Global Market was $9.30 per share. As of July 31, 2015, we had 42 stockholders of record.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of June 30, 2015 was approximately $149.8 million, or approximately $5.18 per share of common stock based upon 28,882,530 shares outstanding as of June 30, 2015. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of June 30, 2015.

After giving effect to the assumed sale of 5,000,000 shares of common stock by us in this offering at the assumed public offering price of $10.00 per share, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2015 would have been $198.6 million, or $5.86 per share. This represents an immediate increase in net tangible book value per share of $0.68 to existing stockholders and immediate dilution of $4.14 in net tangible book value per share to new investors purchasing common stock in this offering.

Assumed public offering price per share		$10.00
Net tangible book value per share as of June 30, 2015	$5.18
Increase in net tangible book value per share attributable to the offering	0.68

As adjusted net tangible book value per share after giving effect to the offering		5.86

Dilution in net tangible book value per share to new investors in the offering		4.14

The foregoing table is based on 28,882,530 shares of our common stock outstanding and excludes the following, each as of June 30, 2015:

•	1,975,620 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $8.93 per share; and

•	1,641,559 shares of our common stock reserved for future awards under our 2014 Incentive Plan.

Each $1.00 increase (decrease) in the assumed public offering price of $10.00 per share, assuming all of our common stock in the aggregate amount of $50,000,000 is sold at that price per share, would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $0.08 per share, and the dilution per share to new investors by approximately $0.92 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual number of shares that are sold in this offering and the prices at which such sales are made.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our common stock. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to differing interpretations and to change at any time, possibly on a retroactive basis.

This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or holders subject to the alternative minimum tax or the 3.8% Medicare tax on net investment income). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address estate and gift tax considerations or considerations under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock that for U.S. federal income tax purposes is not an entity treated as a partnership and is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Entities that are treated as partnerships for U.S. federal income tax purposes and persons holding our common stock through an entity treated as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Our Common Stock

As discussed under “Dividend Policy” above, we have not paid cash dividends on our common stock during our two most recent fiscal years and we do not anticipate paying any cash dividends in the foreseeable future. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or in the case of certain redemptions that are treated as distributions with respect to our common stock), any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce the holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock”. Any such distribution would also be subject to the discussion below under the sections titled “—Additional Withholding and Reporting Requirements” and “—Backup Withholding and Information Reporting.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or another applicable withholding agent, as the case may be, with the appropriate IRS Form W-8, such as:

•	IRS Form W-8BEN or W-8BEN-E (or successor form) certifying, under penalties of perjury, that such holder is not a United States person (as defined under the Code) and is eligible for a reduction in the rate of, or exemption from, withholding under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) certifying that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above must be provided to us or another applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that claims treaty benefits of a reduction in the rate of, or exemption from, withholding on dividends to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that hold shares of our common stock through intermediaries or are pass-through entities for U.S. federal income tax purposes.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of a Non-U.S. Holder (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a U.S. person. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% (unless reduced by an applicable income tax treaty) of such effectively connected dividend, as adjusted for certain items.

Non-U.S. Holders that do not timely provide us or another applicable withholding agent with the required certification, but which are eligible for a reduced rate of, or an exemption from, U.S. federal withholding tax, may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under the sections titled “—Additional Withholding and Reporting Requirements” and “—Backup Withholding and Information Reporting”, in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; (ii) we are or have been a “United States real property holding corporation”, as defined in the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period in the shares of our common stock, and certain other requirements are met; or (iii) such gain is effectively connected with the conduct by such Non- U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis in the same manner as if it were a U.S. person, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such effectively connected gain, as adjusted for certain items, at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Regarding the second exception, generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we have not been a USRPHC in the past and will not become a USRPHC in the future. Even if we became a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as USRPHC so long as our common stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five year period ending on the date of disposition and such holder’s holding period. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

With respect to the third exception, if a Non-U.S. Holder is engaged in a trade or business in the U.S. and gain recognized by the Non-U.S. Holder on a sale or other disposition of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. Additionally, a non-U.S. corporation may also, under certain circumstances, be subject to an additional “branch profits tax” imposed at a rate of 30% (or, if applicable, a lower income tax treaty rate). Non-U.S. Holders whose gain from dispositions of our common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their tax advisors with respect to the U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Additional Withholding and Reporting Requirements

Sections 1471 through 1474 of the Code and related Treasury Regulations (commonly referred to as “FATCA”) generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of shares of our common stock, unless such persons comply with a complicated U.S. information reporting, disclosure and certification regime. This new regime requires, among other things, a broad class of persons to enter into agreements with the IRS to obtain, disclose and report information about their investors and account holders. An intergovernmental agreement between the United States and an applicable foreign country may, however, modify these requirements. The FATCA withholding rules currently apply to dividend payments on our common stock and will apply to payments of gross proceeds from the sale or other disposition of shares of our common stock occurring after December 31, 2016. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to the holder and the tax withheld, if any, with respect to the distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to U.S. withholding, as described above under the section titled “—Distributions on Our Common Stock”, generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies, under penalties of perjury, that it is not a United States person (as defined under the Code) and satisfies certain other requirements (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person), or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore, may be subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co., or Cantor, under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $50,000,000 from time to time through Cantor acting as agent. The sales agreement will be filed as an exhibit to a Current Report on Form 8-K under the Exchange Act and is incorporated by reference in this prospectus supplement.

Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cantor may sell shares of our common stock by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker. Cantor may also sell our common stock by any other method permitted by law, including in privately negotiated transactions. We may instruct Cantor not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend the offering of common stock upon notice and subject to other conditions.

We will pay Cantor commissions, in cash, for its services in acting as agent in the sale of our common stock. Cantor will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Cantor under the terms of the sales agreement, will be approximately $129,000.

Settlement for sales of shares of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the shares of common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the shares of common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all the shares of our common stock that are subject to the sales agreement having an aggregate offering price of $50,000,000, or (ii) termination of the sales agreement as permitted therein. We and Cantor may each terminate the sales agreement at any time upon ten days’ prior notice.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Cantor and Cantor may distribute this prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters will be passed upon for Cantor Fitzgerald & Co. by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.akebia.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission, or the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the termination of the offering of the shares of common stock to which this prospectus supplement relates. Any statement in a document incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement, the accompanying prospectus or any subsequently filed document that is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

We incorporate by reference in this prospectus supplement and the accompanying prospectus only the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 4, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 11, 2015, respectively;

•	our Current Reports on Form 8-K filed on April 17, 2015, June 11, 2015, June 15, 2015 and August 11, 2015;

•	our Definitive Proxy Statement, filed with the SEC on April 30, 2015; and

•	Description of Capital Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 12, 2014 and including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to Investor Relations, Akebia Therapeutics, Inc., 245 First Street, Suite 1100, Cambridge, Massachusetts 02142 or may be made by phone by calling (617) 871-2098.

PROSPECTUS

$175,000,000

Common Stock

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, shares of our common stock described in this prospectus, up to an aggregate amount of $175,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “AKBA.” On April 10, 2015, the closing price of our common stock was $10.41.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2015

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $175,000,000. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

“Akebia,” “we,” “us,” “our” and similar names refer to Akebia Therapeutics, Inc. unless we state otherwise or the context otherwise requires.

ABOUT AKEBIA THERAPEUTICS, INC.

Akebia Therapeutics, Inc., or Akebia, is a biopharmaceutical company focused on the development of novel proprietary therapeutics based on hypoxia inducible factor, or HIF, biology and the commercialization of these products for patients with kidney disease. HIF is the primary regulator of the production of red blood cells, or RBCs, in the body and a potentially novel mechanism of treating anemia.

Akebia was incorporated in 2007 under the laws of the State of Delaware. Our principal executive offices are located at 245 First Street, Suite 1100, Cambridge, MA, 02142. Our telephone number is (617) 871-2098 and our website address is www.akebia.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus, and in the “Risk Factors” section in the applicable prospectus supplement (see “Where You Can Find More Information”).

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, and possible acquisitions or in-licenses of product candidates. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

EXECUTIVE COMPENSATION

This section discusses the material elements of our executive compensation policies and decisions and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below (referred to herein as our “named executive officers”) and is intended to place in perspective the information presented in the following tables and the corresponding narrative.

Overview

Historically, our executive compensation program has reflected our growth and corporate goals. To date, the compensation of our named executive officers has consisted of a combination of base salary, annual cash bonus, long-term equity incentive compensation in the form of restricted stock and stock options and other employee benefits generally available to our employees. Our named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment. Prior to March 3, 2014, these rights were determined pursuant to their employment agreements, as described below. Effective as of March 3, 2014, the rights of our named executive officers to compensation and benefits upon a termination of employment will be determined pursuant to their executive severance agreements (or, in the case of Dr. Shalwitz, pursuant to his Separation Agreement dated August 5, 2014) as described below.

Our named executive officers for the year ended December 31, 2014 were as follows:

•	John P. Butler, our President and Chief Executive Officer;

•	Jason A. Amello, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Bradley C. Maroni, M.D., our Senior Vice President and Chief Medical Officer; and

•	Robert Shalwitz, M.D., our former Executive Vice President and former Chief Medical Officer.

We and Dr. Shalwitz mutually agreed to the terms of Dr. Shalwitz’s transition from Chief Medical Officer to Executive Vice President, effective August 5, 2014, and his subsequent resignation from employment, effective December 31, 2014, although he will continue to serve as a consultant to our company, all as described in more detail below under “Employment and Consulting Agreements.”

Elements of Executive Compensation

Base Salaries. Base salaries for our named executive officers are determined annually by our Compensation Committee, subject to review and approval by our Board of Directors, based on the scope of each officer’s responsibilities along with his respective experience and contributions to our company during the prior year period. When reviewing base salaries, our Compensation Committee takes factors into account such as each officer’s experience and individual performance, our company’s performance as a whole, data from surveys of compensation paid by comparable companies, and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. All of our named executive officers participate in the Akebia Therapeutics, Inc. Cash Incentive Plan, our annual cash bonus program, which promotes and rewards our executives for the achievement of key strategic and business goals. The 2014 bonus plan period covers the 12-month period beginning on January 1, 2014 and ending on December 31, 2014. For the 2014 bonus plan period, the target annual bonus as a percentage of base salary (as determined based on the salary earned throughout the bonus plan period) for each of Mr. Butler, Mr. Amello, Dr. Maroni and Dr. Shalwitz was 30%. At the beginning of the 2014 bonus plan period, our Compensation Committee established corporate performance goals, each having a designated weighting, which related to key development, strategic and financial goals of our company. At the end of the 2014 bonus plan period, our Compensation Committee met and evaluated the performance of our company against the specified performance goals. Based on its evaluation, the Compensation Committee recommended, and the Board of Directors approved, that our company achieved 99.85% of its corporate goals. Consequently, the Board of Directors approved payment of cash bonuses for the 2014 bonus plan period of: $127,309 for Mr. Butler (which represented 99.85% of his target bonus), $95,856 for Mr. Amello (which represented 99.85% of his target bonus), $44,645 for Dr. Maroni (which represented 99.85% of his target bonus, as pro-rated to reflect his commencement of employment in August 2014) and $122,816 for Dr. Shalwitz (which represented 99.85% of his target bonus).

Equity Awards. Our named executive officers participate in our Akebia Therapeutics, Inc. 2014 Incentive Plan, or the 2014 Incentive Plan. During fiscal year 2014, all named executive officers received a grant of stock options. These stock option grants are subject to time-based vesting conditions and generally vest, subject to continued employment, as follows: 25% of the shares subject to the award vest after one year and, thereafter, the shares continue to vest in quarterly installments over the following three years. These equity awards serve to align the interests of our named executive officers with our stockholders and encourage retention through the use of time-based vesting. Prior to our initial public offering, or IPO, all of our named executive officers, other than Dr. Maroni whose employment commenced after the IPO, participated in our 2008 Equity Incentive Plan, through which they currently hold outstanding grants of stock options and/or restricted stock subject to time-based vesting.

Other Benefits. Our named executive officers are eligible for additional benefits, such as participation in our 401(k) plan, our Employee Stock Purchase Plan and basic health benefit coverage, that are generally available to all of our employees.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
John P. Butler	2014	425,000		127,309	—	725,889	282	(4)	1,278,480
Chief Executive Officer and President	2013	124,802	(5)	37,188	—	2,126,887	40	(4)	2,288,917
Jason A. Amello	2014	320,000		95,856	—	337,023	251	(4)	753,130
Senior Vice President, Chief Financial Officer and Treasurer
Robert Shalwitz, M.D.	2014	358,869	(8)	122,816	—	337,023	88,868	(6)	907,576
Former Executive Vice President and Former Chief Medical Officer	2013	294,140	(8)	59,863	943,983		24,982	(7)	1,322,968
Bradley C. Maroni, M.D.	2014	136,850	(9)	44,645	—	2,216,758	495	(4)	2,398,748
Senior Vice President and Chief Medical Officer

(1)	Amounts for 2014 represent cash bonuses earned for the twelve-month bonus plan period from January 1, 2014 to December 31, 2014. The cash bonus amount for Dr. Maroni reflects his partial year of service in 2014. Due to a change to a calendar year bonus plan period in 2013, amounts for 2013 represent cash bonuses earned for the eighteen-month bonus plan period from July 1, 2012 to December 31, 2013.
(2)	The amount reported in the Stock Awards column granted to Dr. Shalwitz represents the retrospective fair value of the stock awards as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718).

(3)	The amounts reported in the Option Awards column granted to our named executive officers represent the fair value of the stock options as of the grant date as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.
(4)	Amounts represent the dollar value of life insurance premiums paid by our company on behalf of the named executive officer.
(5)	Mr. Butler joined us in September 2013. Mr. Butler’s annual base salary in 2013 was $425,000. The amounts in the table above reflect his partial year of service in 2013.
(6)	Amounts for 2014 include: (i) $796 for the dollar value of life insurance premiums paid by our company and (ii) forgiveness of principal on a portion of promissory notes to our company in the amount of $88,072. See Note 7 under 2014 Outstanding Equity Awards at Fiscal Year-End.
(7)	Amounts for 2013 include: (i) $696 for the dollar value of life insurance premiums paid by our company and (ii) forgiveness of principal on a portion of promissory notes to our company in the amount of $24,286. See Note 7 under 2014 Outstanding Equity Awards at Fiscal Year-End.
(8)	Dr. Shalwitz’s annual base salary was $269,280 from January 2013 through July 2013, $330,000 from August 1, 2013 through July 20, 2014 and $410,000 from July 21, 2014 through December 31, 2014. Under the Separation Agreement between Dr. Shalwitz and our company dated August 5, 2014, Dr. Shalwitz served as our Executive Vice President until December 31, 2014, at which time his employment with our company terminated. Following his separation from employment, Dr. Shalwitz has agreed to perform certain consulting services for our company pursuant to his two-year Consulting Agreement commencing on January 1, 2015 and ending on December 31, 2016.
(9)	Dr. Maroni joined us in August 2014. Dr. Maroni’s annual base salary in 2014 was $400,000. The amounts in the table above reflect his partial year of service in 2014.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2014:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (9)
John P. Butler	160,920	421,080	(1)	$0.47	9/16/2023	—		$—
Chief Executive Officer and President	—	46,667	(2)	$22.80	5/14/2024	—		$—
Jason A. Amello	44,529	97,911	(3)	$0.47	9/23/2023	—		$—
Senior Vice President, Chief Financial Officer and Treasurer	—	21,667	(2)	$22.80	5/14/2024	—		$—
Robert Shalwitz, M.D.	29,031	—		$0.86	12/31/2017	—		$—
Former Executive Vice President and Former Chief Medical Officer	30,333	—		$0.86	12/31/2017
	14,007	4,668	(4)	$0.86	12/31/2017
	—	21,667	(5)	$22.80	12/31/2017	—		$—
						3,270	(7)	$38,063
						95,380	(8)	$1,110,223
Bradley C. Maroni, M.D.	—	125,000	(6)	$25.97	8/18/2024	—		$—
Senior Vice President and Chief Medical Officer

(1)	Represents an option to purchase shares of our common stock granted on September 16, 2013. The remaining unvested shares will vest in equal monthly installments through September 16, 2017. Vesting of all unvested shares subject to the option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(2)	Represents options to purchase shares of our common stock granted on May 14, 2014. The remaining unvested shares will vest as follows: 25% will vest on May 14, 2015, and the remainder will vest in equal quarterly installments over the following three years through May 14, 2018. Vesting of all unvested shares subject to the options shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(3)	Represents an option to purchase shares of our common stock granted on September 23, 2013. The remaining unvested shares will vest in equal monthly installments through September 23, 2017. Vesting of all unvested shares subject to this option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(4)	Represents an option to purchase shares of our common stock granted on January 12, 2012. The remaining unvested shares will vest in equal monthly installments through December 23, 2015, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all unvested shares shall accelerate upon the earliest to occur of a change of control of our company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by our company without cause.
(5)

Represents options to purchase shares of our common stock granted on May 14, 2014. The remaining unvested shares will vest as follows: 25% will vest on May 14, 2015, and the remainder will vest in equal quarterly installments over the following three years through December 31, 2016, subject, in each case, to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his

Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all unvested shares shall accelerate upon the earliest to occur of a change of control of our company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by our company without cause.
(6)	Represents an option to purchase shares of our common stock granted on August 18, 2014. The remaining unvested shares will vest as follows: 25% will vest on August 18, 2015, and the remainder will vest in equal quarterly installments over the following three years through August 18, 2018. Vesting of all unvested shares subject to this option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(7)	Under the terms of the June 15, 2011 Restricted Stock Agreement and the Consulting Agreement between us and Dr. Shalwitz, the remaining unvested shares will vest in equal monthly installments through April 6, 2015, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all restricted shares under this Restricted Stock Agreement shall accelerate upon the earliest to occur of a change of control of our company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by our company without cause. The June 15, 2011 restricted stock award for Dr. Shalwitz was purchased using a promissory note issued by the former executive to our company (the “Promissory Note”) for $110,692. The Promissory Note was amended in 2013 to forgive a portion of the principal owed and to reduce the interest rate from 6% to 3% per annum. Dr. Shalwitz’s note, including accrued interest in the aggregate amount of $88,072, was forgiven on January 30, 2014.
(8)	Under the terms of the December 23, 2013 Restricted Stock Agreement and the Consulting Agreement between us and Dr. Shalwitz, the remaining unvested shares will vest in equal quarterly installments through December 31, 2016, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all restricted shares under this Restricted Stock Agreement shall accelerate upon the expiration of the Consulting Agreement on December 31, 2016 or, if earlier, upon a change of control of our company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by our company without cause.
(9)	The value of the unvested restricted stock was $11.64 per share as of December 31, 2014.

Retirement Benefits

We offer a tax-qualified retirement plan, or 401(k) plan, to eligible employees, including our named executive officers. In accordance with this plan, all eligible employees may contribute a percentage of compensation up to a maximum of the statutory limits per year. Company contributions are discretionary and no contributions were made during 2014 or 2013.

Employment and Consulting Agreements

We entered into employment agreements with three of our named executive officers. Each of these employment agreements provides for “at will” employment, meaning that either we or the named executive officer may terminate our employment relationship at any time without cause.

Effective as of March 3, 2014, we entered into executive severance agreements, or ESAs, with each of Mr. Butler, Mr. Amello and Dr. Shalwitz. The terms of these ESAs superseded the terms of all existing agreements between us and such executives regarding post-separation severance and benefits and equity acceleration in connection with a change of control, including any such terms in the severance provisions of each of their employment agreements. All other terms of any existing agreement between such executives and us, such as the terms of their existing employment agreements related to compensation and benefits during employment, otherwise remain in full force and effect in accordance with the terms of such existing agreements and are summarized below.

Employment Agreement with John P. Butler. On September 16, 2013, we entered into an executive employment agreement with Mr. Butler for the position of President and Chief Executive Officer. The executive employment agreement continues until we or Mr. Butler terminates the agreement in accordance with its terms. For the year ended December 31, 2014, Mr. Butler received a base salary of $425,000, subject to review by our Board of Directors from time to time at least every twelve months. Mr. Butler is also eligible to receive an annual performance-based cash bonus of up to 30% of Mr. Butler’s base salary, determined by our Board of Directors and based upon our company’s performance and Mr. Butler’s performance against objectives established by our Board of Directors. Mr. Butler is entitled to four weeks of vacation, as well as holidays and sick leave, and (subject to eligibility criteria under the applicable plan) the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health insurance plan maintained by us for our senior executives generally and, if applicable, their family members. Mr. Butler is also entitled to reimbursement of all reasonable and necessary business and travel expenses incurred in connection with the performance of his duties.

Employment Agreement with Jason A. Amello. On September 23, 2013, we entered into an executive employment agreement with Mr. Amello for the position of Senior Vice President, Chief Financial Officer and Treasurer. The executive employment agreement continues until we or Mr. Amello terminates the agreement in accordance with its terms. For the year ended December 31, 2014, Mr. Amello received a base salary of $320,000, subject to review by our Board of Directors from time to time and at least every twelve months. Under his agreement, Mr. Amello is also eligible to receive an annual performance-based cash bonus of up to 20% of Mr. Amello’s base salary (increased to 30% by the Board of Directors on May 14, 2014), determined by our Board of Directors and based upon our company’s performance and Mr. Amello’s performance against objectives established by our Board of Directors. Mr. Amello is entitled to four weeks of vacation, as well as holidays and sick leave, and (subject to eligibility criteria under the applicable plan) the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health insurance plan maintained by us for our senior executives generally and, if applicable, their family members. Mr. Amello is also entitled to reimbursement of all reasonable and necessary business and travel expenses incurred in connection with the performance of his duties.

Employment Agreement with Robert Shalwitz, M.D. On April 6, 2011, we entered into an executive employment agreement with Dr. Shalwitz for the position of Chief Medical Officer and Vice President. Under his employment agreement, Dr. Shalwitz was entitled to a base salary of $410,000, subject to review by our Board of Directors from time to time, and was eligible to participate in benefit plans available generally to our senior executives (subject to eligibility criteria under the applicable plan), as well as all bonus or similar incentive plans adopted by our Board of Directors including, without limitation, an incentive compensation plan with a yearly performance-based cash bonus of up to 20% of Dr. Shalwitz’s base salary (increased to 30% by the Board of Directors on May 14, 2014). We also paid 100% of Dr. Shalwitz’s premiums under our medical and dental plans and 50% of the premiums associated with the coverage of his spouse/dependents under those same plans. On August 5, 2014, we and Dr. Shalwitz agreed upon terms regarding his resignation from our company, effective as of December 31, 2014. In connection with his resignation, we and Dr. Shalwitz entered into a Separation Agreement and Consulting Agreement, the terms of which are described below.

Separation Agreement with Robert Shalwitz, M.D. In connection with Dr. Shalwitz’s resignation, we entered into a Separation Agreement with Dr. Shalwitz, as well as the Consulting Agreement described below. Under the terms of the Separation Agreement, from August 5, 2014 to December 31, 2014, Dr. Shalwitz was employed by our company as Executive Vice President. Following the termination of his employment on December 31, 2014, he is entitled to twelve months of salary continuation (in an aggregate amount of $410,000) and payment of a portion of his COBRA premiums for a maximum of twelve months (on the same basis as the medical insurance premium paid by us during his employment). Our obligation to provide these severance benefits is conditioned on his continued compliance with the terms of his Consulting Agreement and Separation Agreement, including certain restrictive covenants related to non-competition, non-solicitation and confidentiality. The Separation Agreement also includes a general release from any liability related to Dr. Shalwitz’s employment and termination.

Consulting Agreement with Robert Shalwitz, M.D. In connection with Dr. Shalwitz’s resignation, we also entered into a Consulting Agreement with Dr. Shalwitz, which commences on January 1, 2015 and ends on December 31, 2016. As consideration for the performance of consulting services during this period and his continuing obligation to abide by certain restrictive covenants related to non-competition, non-solicitation and confidentiality, the Consulting Agreement provides Dr. Shalwitz with continued vesting in his outstanding restricted stock and stock options and, under certain circumstances set forth in the Consulting Agreement, an extended exercise period for any vested stock options at the end of the consulting period. In addition, all of Dr. Shalwitz’s unvested restricted stock and stock options will immediately vest upon the termination of the Consulting Agreement on December 31, 2016 or, if earlier, upon a change of control of our company or the termination of the Consulting Agreement due to his death or by our company without cause. For consulting services provided in excess of thirty hours per month in the first year of the Consulting Agreement and ten hours per month in the second year of the Consulting Agreement, our company will compensate Dr. Shalwitz on an hourly basis.

Termination of Employment and Change of Control

Our named executive officers may be eligible to receive certain payments and benefits in connection with their termination of employment or in connection with a change of control, pursuant to the agreements described below.

Executive Severance Agreements

On February 28, 2014, our Board of Directors adopted a form of ESA under which our officers, including our named executive officers, are eligible to receive certain payments and benefits in the event that the executive’s employment with us is terminated without “cause,” the executive terminates his or her employment with us for “good reason,” or the executive is terminated in connection with, or within twelve months after, a “change in control” (each as defined in the ESA). The ESAs also provide for accelerated vesting of outstanding and unvested equity awards upon a “change in control” (as defined in the ESA).

Effective as of March 3, 2014, we entered into ESAs with each of Mr. Butler, Mr. Amello, and Dr. Shalwitz. In addition, we entered into an ESA with Dr. Maroni in connection with his commencement of employment in August 2014.

Effective as of August 5, 2014, however, the rights of Dr. Shalwitz to any payments and benefits following his resignation from our company are determined under his Separation Agreement and his Consulting Agreement, as described above.

Termination of Employment without Cause or for Good Reason. Under the ESAs, if Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated by us without “cause” or the executive terminates his employment for “good reason” (each as defined in the ESA), other than following a change in control as described below, the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of salary continuation and up to twelve months of reimbursement of a portion of the executive’s health and dental COBRA premiums to the same extent as if the executive remained employed. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he had remained employed during that time.

Termination of Employment without Cause or for Good Reason Following a Change in Control. If, within twelve months following a “change in control” (as defined in the ESA), Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated by us without “cause” or the executive terminates his employment for “good reason” (each as defined in the ESA), the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, twelve months of salary continuation, up to twelve months’ of reimbursement of a portion of the executive’s health and dental COBRA premiums to the same extent as if the executive remained employed, and an amount equal to fifty percent (50%) of the executive’s annual target bonus for the year of termination, prorated based on the number of months the executive was employed during the year prior to termination. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he had remained employed during that time.

Conditions to the Receipt of Severance Benefits. The severance payments and benefits described above are conditioned upon each executive’s execution of a general release of claims in our favor, as well as continued compliance with a set of restrictive covenants prohibiting certain competitive behaviors following termination and a prohibition on making certain statements that are disparaging about or adverse to our business interests or that are otherwise intended to harm our reputation for at least one year following termination. In addition, we may terminate severance payments to any of Mr. Butler, Mr. Amello or Dr. Maroni if, within one year following a termination without cause, we determine that our company had the right to terminate his employment for cause.

Accelerated Vesting of Equity upon a Change in Control. Under the ESA, 100% of each of Mr. Butler’s, Mr. Amello’s and Dr. Maroni’s outstanding and unvested equity and equity-based awards will become immediately vested upon a “change in control” (as defined in the ESA), irrespective of whether the executive’s employment terminates in connection with the change in control.

Other Termination of Employment. If Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated for any reason other than by us without cause or by the executive for good reason (including by reason of death or disability), the executive will only be entitled to receive any amounts earned or accrued but unpaid as of the date of termination in accordance with our normal policies and practices, including any salary, bonus or incentive compensation with respect to the calendar year prior to the year of termination, business expenses incurred in the performance of the executive’s duties, and vacation pay.

280G Cutback. All payments to Mr. Butler, Mr. Amello or Dr. Maroni under the ESA, including, without limitation, the payment of severance benefits or the accelerated vesting of equity, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to the executive.

Termination of ESA. Each of Mr. Butler’s, Mr. Amello’s and Dr. Maroni’s ESAs will terminate immediately upon the mutual agreement of the parties to such ESA, the executive’s termination for cause or death, or the executive’s disability (defined as the executive’s inability by reason of physical or mental impairment to perform his job duties for a period exceeding twelve consecutive weeks).

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

Our Board of Directors has adopted a Non-Employee Director Compensation Policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee, or non-employee director, will be paid cash compensation, as set forth below:

Annual Retainer
Board of Directors:
All Non-Employee Members	$35,000
Chairperson*	$55,000
Audit Committee:
Members	$7,500
Chairperson	$15,000
Compensation Committee:
Members	$5,000
Chairperson	$10,000
Nominating and Corporate Governance Committee:
Members	$3,750
Chairperson	$7,500

*	In the event a non-employee director is one of two concurrently serving chairmen of our Board of Directors, each co-chair will be paid $45,000.

Under our Non-Employee Director Compensation policy, each non-employee director who is initially appointed or elected to our Board of Directors will be eligible to receive a grant of stock option to purchase 10,000 shares of our common stock under our 2014 Incentive Plan at the time of his or her initial appointment or election to our Board of Directors, which will vest as to 25% of the stock option on the one-year anniversary of the date of grant and the remaining 75% of the stock option will vest ratably on the first day of each calendar quarter between the one-year anniversary of the date of grant and the fourth anniversary of the date of grant, subject to the non-employee director’s continuous service through the applicable vesting date. In addition, each continuing non-employee director who has served on the Board of Directors for at least six months as of the date of any Annual Meeting will be eligible to receive, on the date of such Annual Meeting, a grant of stock option to purchase 5,000 shares of our common stock under our 2014 Incentive Plan, which will vest on the first anniversary of the grant date (or, if earlier, immediately prior to the next annual meeting following the date of grant), subject to the non-employee director’s continuous service through the applicable vesting date. These stock options will be granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant and will have a 10-year term. Our Board of Directors has adopted a form of Stock Option Agreement under our 2014 Incentive Plan for our non-employee directors, under which initial and subsequent stock option grants will vest in full upon a change in control (as defined in the form of Stock Option Agreement).

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2014. Other than as set forth in the table below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2014. Mr. Butler, our President and Chief Executive Officer, received no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Butler as an employee during 2014 is presented in “Summary Compensation Table” above.

	2014
Name	Fees paid in cash($)(1)	Option Awards($)(2)	All Other Compensation ($)(3)
Muneer A. Satter	33,750	—	—
Jack Nielsen (9)	—	—	—
Anupam Dalal	25,000	—	—
Kim Dueholm (4) (9)	—	—	24,142
Duane Nash (10)	21,250	—	2,063
Michael S. Wyzga (5)	32,500	472,344	4,922
Maxine Gowen (6)	7,507	152,803	1,374
Michael D. Clayman (6)	7,507	152,803	—
Ronald C. Renaud, Jr. (7)	2,065	144,500	2,117
Giovanni Ferrara (8)	—	—	2,392
Campbell Murray (8)	—	—	—

(1)	Amounts of the fees for directors who were elected (or who resigned) in 2014 reflect their partial year of service.
(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the option awards granted during 2014 in accordance with FASB ASC Topic 718.
(3)	Amounts represent reimbursement of travel and expenses in connection with the individual’s service as a director.
(4)	Mr. Dueholm resigned from our Board on July 28, 2014.
(5)	As of December 31, 2014, Mr. Wyzga held vested and unvested options to purchase 47,525 shares of our common stock.
(6)	Each of Dr. Gowen and Dr. Clayman were elected to our Board on July 28, 2014, and, as of December 31, 2014, held unvested options to purchase 10,000 shares of our common stock.
(7)	Mr. Renaud was elected to our Board on September 12, 2014, and, as of December 31, 2014, held unvested options to purchase 10,000 shares of our common stock.
(8)	Each of Dr. Murray and Mr. Ferrara resigned from our Board on March 19, 2014.
(9)	Each of Mr. Nielsen and Mr. Dueholm waived payment of their Board and Committee fees.
(10)	Mr. Nash was elected to our Board on March 19, 2014, and, as of December 31, 2014 holds 23,763 unvested shares of restricted stock.

Compensation Consultant

As a part of determining compensation for our named executive officers, the Compensation Committee has engaged Radford, an AON Hewitt Consulting company, as an independent compensation consultant. Radford provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for executives and all of our employees; and

•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed. Radford reports to the Compensation Committee and not to management, although Radford meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Radford, the Compensation Committee considered the independence of Radford taking into consideration relevant factors, including the absence of other services provided to our company by Radford, the amount of fees our company paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with an executive officer of our company, any business or personal relationship the individual compensation advisors employed by Radford have with any member of the Compensation Committee, and any stock of our company owned by Radford or the individual compensation advisors employed by Radford. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in the NASDAQ listing standards promulgated pursuant to Section 10C of the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure included in the Executive Compensation section of this prospectus with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the disclosure in the Executive Compensation section be included in this prospectus, for filing with the SEC.

Respectfully submitted by the

Compensation Committee,

Anupam Dalal (Chairman)

Muneer A. Satter

Jack Nielsen

Ronald C. Renaud, Jr.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Dalal, Nielsen, Renaud and Satter served as members of our Compensation Committee. None of the members of our Compensation Committee has at any time during the last fiscal year been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of our Compensation Committee is a former officer of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Biographies

Our Board of Directors is currently comprised of nine members. Their biographical information as of March 31, 2015 is set forth below.

Name	Positions and Offices Held with Akebia Therapeutics, Inc.	Director Since	Class and Year in Which Term Will Expire	Age
Ronald C. Renaud, Jr.	Director	2014	Class I -2015	46
Michael D. Clayman, M.D.	Director	2014	Class I -2015	62
Duane Nash, M.D.	Director	2014	Class I -2015	44
Anupam Dalal, M.D.	Director	2008	Class II - 2016	43
Maxine Gowen, Ph.D.	Director	2014	Class II - 2016	57
Jack Nielsen	Director	2013	Class II - 2016	51
Michael S. Wyzga	Director	2014	Class III - 2017	60
John P. Butler	Director, President and Chief Executive Officer	2013	Class III - 2017	50
Muneer A. Satter	Director, Chairman of the Board	2012	Class III - 2017	54

Ronald C. Renaud, Jr. has been the Chief Executive Officer of RaNA Therapeutics, Inc., a biopharmaceutical company, since December 2014. Previously, Mr. Renaud served as President and Chief Executive Officer of Idenix Pharmaceuticals, Inc., or Idenix, a biopharmaceutical company, from October 2010 through its acquisition by Merck which was completed in August 2014. He previously served as the Chief Financial Officer of Idenix from the time he joined Idenix in June 2007 and was additionally appointed Chief Business Officer in June 2010. Prior to joining Idenix, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company, from February 2006 to May 2007. He was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than five years at Amgen, Inc., where he held positions in clinical research, investor relations and finance. Mr. Renaud currently serves as a director of RaNA Therapeutics, Inc. and PTC Therapeutics, Inc. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California. We believe that Mr. Renaud is qualified to serve on our Board of Directors because of his leadership and finance experience at public biotechnology companies, his investment banking background and his deep knowledge of the life sciences industry.

Michael D. Clayman, M.D. is a co-founder of Flexion Therapeutics, Inc., a specialty pharmaceutical company, and has served as President and Chief Executive Officer since the company’s inception in 2007. Previously, Dr. Clayman served in senior management positions at Eli Lilly and Company, or Lilly, most recently as Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. Prior to Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Additionally, Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Dr. Clayman earned a B.A. from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in internal medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in nephrology at the University of Pennsylvania. We believe that Dr. Clayman is qualified to serve on our Board of Directors due to his clinical and research experience, along with his more than 20 years of experience in pharmaceutical development.

Duane Nash, M.D. has served as a member of our Board of Directors since 2013. Dr. Nash has been Executive Vice President since 2013 and Chief Business Officer since 2012 of Vital Therapies, Inc., a biopharmaceutical company. In 2012 and 2013, he also served as Medical Director. Dr. Nash joined Vital Therapies from Wedbush PacGrow Life Sciences, an investment bank, where he was employed from March 2009 to March 2012 serving most recently as Senior Vice President in Equity Research. Before that he was a research analyst at Pacific Growth Equities, an investment bank, from April 2008 through March 2009, which was subsequently acquired by Wedbush Securities, Inc. Dr. Nash also practiced as an attorney from November 2002 to February 2008, most recently at the law firm of Davis Polk, where he focused on intellectual property litigation and corporate matters. Dr. Nash currently serves on the Board of Directors of Aerpio Therapeutics, Inc. Dr. Nash earned a B.A. in biology from Williams College, an M.D. from Dartmouth Medical School, a J.D. from the University of California, Berkeley, and an M.B.A. from the University of Oxford. Dr. Nash completed his internship in general surgery at the University of California at San Francisco. We believe that Dr. Nash is qualified to serve on our Board of Directors due to his management experience in the biotechnology sector and his investment banking background.

Anupam Dalal, M.D. has served as a member of our Board of Directors since 2008. Dr. Dalal has been a managing director at Kearny Venture Partners since 2008. Prior to working at Kearny Venture Partners, Dr. Dalal was a Principal at Flagship Ventures. Dr. Dalal currently serves on the Board of Directors of Aerpio Therapeutics, Inc. and has previously served on the Board of Directors of Resolvyx Pharmaceuticals and Pervasis Therapeutics. Dr. Dalal received a B.A. in Economics from the University of California at Berkley, an M.B.A. from Harvard Business School, and an M.D. from the University of California, San Francisco. Dr. Dalal was a resident in surgery at Brigham and Women’s Hospital/Harvard Medical School. We believe that Dr. Dalal is qualified to serve on our Board of Directors due to his investment and board experience in the biotechnology sector.

Maxine Gowen, Ph.D. joined Trevena, Inc. in 2007 as its founding President and Chief Executive Officer. Prior to this position, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline, or GSK, over a period of 15 years. As Senior Vice President for the company’s Center of Excellence for Drug Discovery, she developed an innovative new approach to externalizing drug discovery. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in and served on the Board of Directors of numerous companies. Dr. Gowen also previously served as Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, where she was responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen graduated with a B.Sc. in biochemistry from the University of Bristol, U.K., received a Ph.D. in cell biology from the University of Sheffield, U.K., and received an MBA from the Wharton School of the University of Pennsylvania. Dr. Gowen served on the Board of Directors of Human Genome Sciences, a public biopharmaceutical company, until the company’s acquisition by GSK in July 2012, and she currently serves on the Board of Directors of the Biotechnology Industry Organization, or BIO. We believe that Dr. Gowen is qualified to serve on our Board of Directors due to her leadership experience at public companies and in the biopharmaceutical sector.

Jack Nielsen has served as a member of our Board of Directors since 2013. Mr. Nielsen has worked within the Novo A/S organization and its venture activities since 2001 in several roles, most recently being employed as a Partner based in Copenhagen, Denmark. From 2006 to 2012, Mr. Nielsen was employed as a Partner at Novo Ventures (US) Inc. in San Francisco, where he established the office which provides certain consultancy services to Novo A/S. From 1990-2001, he held various positions in the Novo Nordisk business area which in 2000 became Novozymes A/S. Mr. Nielsen currently serves on the Board of Directors of Anokion SA, Apollo Endosurgery Inc., Reata Pharmaceuticals Inc., Tobira Therapeutics Inc. and Unchained Labs Inc. Previously, he was a board member of MediQuest Therapeutics Inc., NeoMend Inc., Protein Forest Inc., Alios BioPharma Inc., BioClin Therapeutics, Inc. and ProteinSimple. Mr. Nielsen received a M.Sc. in Chemical Engineering from the Technical University in Denmark, and a Master in Management of Technology from Center for Technology, Economics and Management from the Technical University of Denmark. We believe that Mr. Nielsen is qualified to serve on our Board of Directors due to his experience serving on boards in the biotechnology sector.

Michael S. Wyzga has served as a member of our Board of Directors since February 2014. Mr. Wyzga served as the President and Chief Executive Officer and a member of the Board of Directors of Radius Health, Inc., a biopharmaceutical company focused on developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from December 2011 to November 2013. Mr. Wyzga also served as a member of the Supervisory Board of Prosensa Holding N.V. from June 2014 through the time of Prosensa’s acquisition by

BioMarin Falcons B.V. in December 2014. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga previously served on the Board of Directors of Idenix Pharmaceuticals, Inc., a biopharmaceutical company, until the company’s acquisition by Merck in August 2014, and currently serves on the Board of Directors of Oncomed Pharmaceuticals, Inc., a biopharmaceutical company, and Exact Sciences Corp., a molecular diagnostics company. Mr. Wyzga received a B.S. from Suffolk University and an M.B.A. from Providence College. We believe that Mr. Wyzga is qualified to serve on our Board of Directors due to his extensive executive and financial leadership.

John P. Butler joined Akebia as a director in July 2013 and was appointed as the President and Chief Executive Officer of Akebia in August 2013. Prior to joining Akebia, from 2011 until 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc., a biopharmaceutical company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013. From 1997 to 2011, Mr. Butler held various positions at Genzyme Corporation, a biopharmaceutical company, most recently serving as President of the company’s rare genetic diseases business. From 2002 until 2010, Mr. Butler led Genzyme’s renal division. Prior to his work at Genzyme, Mr. Butler held sales and marketing positions at Amgen, Inc. and Hoffmann-La Roche. Mr. Butler currently serves as the Chairman of Board of Trustees for the American Kidney Fund and is a member of the Board of Directors of Relypsa, Inc. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. degree from Baruch College, City University of New York. We believe that Mr. Butler is qualified to serve on our Board of Directors due to his industry experience in the biotechnology sector, particularly his experience working in the renal disease area.

Muneer A. Satter has served as a member of our Board of Directors since 2012. Mr. Satter has been Chairman at Satter Investment Management LLC since 2012. He also manages the Satter Foundation. Prior to Satter Investment Management, Mr. Satter was a partner at Goldman Sachs where he spent 24 years in various roles, most recently as the Global Co-Head of the Principal Debt Group and Global Head of the Mezzanine Group in the Merchant Banking Division. He is Co-Chairman of the Board of Aerpio Therapeutics, Inc., Vital Therapies, Inc. and Linq3 Technologies LLC, Chairman of the Board of Restorsea Holdings, LLC and a director of Annexon, Inc. He also serves as Vice Chairman of Goldman Sachs Foundation and GS Gives, is a director of The Nature Conservancy and World Business Chicago, is on the Board of Advisors of the American Enterprise Institute and is on the Board of Trustees of Northwestern University. Mr. Satter received a B.A. in Economics from Northwestern University, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School. We believe that Mr. Satter is qualified to serve on our Board of Directors due to his extensive investment experience.

CORPORATE GOVERNANCE

Director Independence

Under NASDAQ Rule 5605, a majority of a listed company’s Board of Directors must be comprised of independent directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s Audit Committee and Compensation Committee be independent and satisfy additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Exchange Act. Under NASDAQ Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each member of the Board except for Mr. Butler is “independent” as that term is defined under NASDAQ Rule 5605(a)(2). Our Board of Directors also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the Securities and Exchange Commission, or the SEC, rules and the NASDAQ rules, as applicable. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances deemed relevant in determining their independence.

The members of our Board of Directors were elected in compliance with the provisions of a voting agreement among us and our major stockholders. The voting agreement terminated upon the closing of our initial public offering on March 25, 2014, and at present we do not have any contractual obligations regarding the election of our directors. There are no family relationships among any of our directors or executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2014, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements, except with respect to late Form 4 filings concerning option grants in May 2014 to each of our executive officers at the time; and a late Form 4 filing concerning shares of common stock acquired by Mr. Butler on December 15, 2014 which was filed on December 18, 2014.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Our company has adopted a Code of Business Conduct and Ethics for its directors, officers and employees, including its Chief Executive Officer and President, as well as Corporate Governance Guidelines. These documents may be accessed free of charge by visiting our company’s website at www.akebia.com and going to the “Investors—Corporate Governance” section or by requesting a copy in writing from Nicole R. Hadas, Secretary, at our Cambridge, MA office. Our company intends to post on its website any amendment to, or waiver under a provision of the Code of Business Conduct and Ethics that applies to any of its executive officers, within four business days following the date of such amendment or waiver.

Audit Committee

Our Audit Committee is composed of Maxine Gowen, Duane Nash and Michael S. Wyzga with Mr. Wyzga serving as Chair. Our Board of Directors has determined that Mr. Wyzga, Dr. Gowen and Dr. Nash meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. Our Board of Directors has determined that Mr. Wyzga is an “Audit Committee financial expert” within the meaning of the SEC regulations and applicable listing standards of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2015 (unless otherwise specified) with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 31, 2015 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2015, there were 20,473,624 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Akebia Therapeutics, Inc., 245 First Street, Suite 1100, Cambridge, MA 02142.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Novartis Bioventures Ltd.(1)	3,405,764	16.6%
131 Front Street
Hamilton, D0 HM 12, Bermuda

Venture Investors Early Stage Fund IV(2)	1,150,092	5.6%
505 South Rosa Road, University Research Park, Suite 201
Madison, WI 53719

Trusts and Other Entities Affiliated with Muneer A. Satter(3)	1,582,560	7.7%
c/o Satter Investment Management, LLC
676 North Michigan Avenue, Suite 4000
Chicago, IL 60611

Kearny Venture Partners, L.P. and related funds(4)	1,093,560	5.3%
88 Kearny Street, Suite 1800
San Francisco, CA 94108-5530

Novo A/S(5)	1,516,387	7.4%
Tuborg Havnevej 19, G7-2900 Hellerup, Denmark

Triathlon Medical Ventures(6)	1,114,080	5.4%
300 East Business Way, Suite 200
Cincinnati, OH 4521

Eagle Asset Management(7)	1,222,631	6.0%
880 Carillon Parkway
St. Petersburg, FL 33716
Directors and named executive officers:
John P. Butler(8)	284,737	1.4%
Jason A. Amello(9)	69,781	*
Bradley C. Maroni, M.D.	—	*
Robert Shalwitz (10)	294,523	1.4%
Muneer A. Satter(3)	1,582,560	7.7%
Michael D. Clayman	—	*
Jack Nielsen	—	*
Anupam Dalal, M.D.	—	*
Maxine Gowen	1,300	*
Ronald C. Renaud, Jr.	5,000	*
Duane Nash(12)	34,597	*
Michael S. Wyzga(11)	16,351	*
All executive officers and directors as a group (13 persons)(13)	2,361,514	11.4%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Based solely on a Schedule 13G filed with the SEC on March 31, 2014 and Form 4 filed with the SEC on March 27, 2014. The Board of Directors of Novartis Bioventures Ltd. has sole voting and investment control and power over such shares. None of the members of its Board of Directors has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares. Dr. Campbell Murray and Mr. Giovanni Ferrara, two former members of our Board of Directors, are also employees of a corporation that is affiliated with Novartis Bioventures Ltd. They also disclaim beneficial ownership of shares held by Novartis Bioventures Ltd., except to the extent of their pecuniary interest arising as a result of their employment by that affiliate. Novartis Bioventures Ltd is an indirectly-owned subsidiary of Novartis AG.
(2)	Based on a Schedule 13G filed February 9, 2015. Consists of 1,150,092 shares of common stock held by Venture Investors Early Stage Fund IV Limited Partnership. VIESF IV GP LLC, as the general partner of Venture Investors Early Stage Fund IV Limited Partnership, may be deemed to share voting and dispositive power with regard to the shares of common stock held by Venture Investors Early Stage Fund IV Limited Partnership. VIESF IV GP LLC is under the control of John Neis, Paul M. Weiss, Scott Button, George Arida, James R. Adox, Loren G. Peterson and Venture Investors Southwest LLC (the “Members”). None of the Members of VIESF IV GP LLC has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of Venture Investors Early Stage Fund IV Limited Partnership is 505 South Rosa Road, Suite 201, Madison, Wisconsin, 53719.
(3)	Based on Schedule 13G filed February 12, 2015. Consists of (a) 545,340 shares that are held by the Muneer A. Satter Revocable Trust for which Muneer A. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares and (b) 1,037,220 shares that are held by various other trusts and other entities for which Muneer A. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares.
(4)	Based on a Schedule 13D filed March 28, 2014. Consists of (i) 1,093,560 shares of common stock held directly by Kearny Venture Partners, L.P. (“KVP”), (ii) 22,305 shares of common stock held by Kearny Venture Partners Entrepreneurs’ Fund, L.P. (KVPE) and (iii) 444,704 shares of common stock held by Thomas Weisel Healthcare Venture Partners, L.P. (“TWHVP”). The general partner of both KVP and KVPE are Kearny Venture Associates, L.L.C. (“KVA”). KVA has the sole voting and investment control over the shares owned by KVP and KVPE, and the Managing Members of KVA share in the voting and investment control over such shares controlled by KVA. The Managing Members of KVA are Caley Castelein, Richard Spalding and James Shapiro. None of the Managing Members of KVA has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The general partner of TWHVP is Thomas Weisel Healthcare Venture Partners LLC (“TWP GP”). TWP GP has the sole voting and investment control over the shares owned by TWHVP, and the investment committee of TWP GP has sole voting and investment control over the shares controlled by TWP GP. The investment committee of TWP GP consists of Richard Spalding and James Shapiro, neither of whom has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of TWP GP is One Montgomery St., San Francisco, CA 94104.
(5)	Based on a Schedule 13D filed with the SEC on April 3, 2014. All shares are held by Novo A/S, a Danish Limited Liability Company, who has sole power to vote and dispose of the shares. The Board of Directors of Novo A/S, or Novo Board, which is currently comprised of Sten Scheibye, Goran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, has shared investment and voting control over the securities of our company held by Novo A/S (the “Shares”) and may exercise such control only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in such shares.
(6)

Based on a Schedule 13G filed with the SEC on April 29, 2014. Consists of 35,000 shares of common stock, 640,477 shares of common stock issued upon conversion of Series A preferred stock at the closing of our company’s initial public offering, 217,878 shares of common stock issued upon conversion of Series B preferred stock at the closing of our company’s initial public offering and 220,725 shares of common stock issued upon conversion of Series C preferred stock at the closing of our company’s initial public offering held by Triathlon Medical Ventures Fund. Its general partner, Triathlon Medical Ventures LLC, has sole voting and investment control over the shares owned by Triathlon Medical Ventures Fund. The members of Triathlon Medical Ventures LLC, John Rice, Carrie Bates, Suzette Dutch and Dennis Costello, have sole voting and investment power for Triathlon Medical Ventures LLC with respect to its voting power in its capacity as the general partner for the shares held by Triathlon Medical Ventures Fund.
(7)	Based on a Schedule 13G filed with the SEC on January 6, 2015.
(8)	Consists of (i) 148,350 shares of common stock and (ii) vested options to purchase 136,387 shares of common stock.
(9)	Consists of (i) 5,000 shares of common stock and (ii) vested options to purchase 64,781 shares of common stock.
(10)	Consists of (i) 213,790 shares of common stock including 201,245 shares of restricted stock and, (ii) vested options to purchase 80,733 shares of common stock.
(11)	Consists of (i) 1,500 shares of common stock and (ii) vested options to purchase 14,851 shares of common stock.
(12)	Consists of 34,597 shares of common stock all of which are shares of restricted stock.
(13)	Consists of (i) 13,145,669 shares of common stock and (ii) vested options to purchase 300,919 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy For Approval of Related Person Transactions

We have adopted a Related Person Transaction Policy that governs the review and approval of related person transactions. Pursuant to this policy, if we want to enter into a transaction with a related person or an affiliate of a related person, our General Counsel will review the proposed transaction to determine, based on applicable NASDAQ and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. The Audit Committee and/or the Board will consider all relevant facts and circumstances and will approve only those related person transactions that are in the best interests of our company and its stockholders, as determined by the Board in good faith. The Board will convey its decision to the General Counsel, who shall communicate it to the appropriate persons in our company.

Transactions with Related Persons

Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we describe below the transactions or arrangements during the year ended December 31, 2014 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Investor Rights Agreement

In connection with our initial public offering on March 20, 2014, we entered into a Fourth Amended and Restated Investor Rights Agreement with the holders of all of our then-outstanding shares of preferred stock including certain of our named executive officers and entities with which certain of our directors are affiliated. Pursuant to the terms of this agreement, we granted our investors certain information rights as well as the right to participate pro rata in any future private financing rounds. These information and participation rights terminated upon the completion of our initial public offering on March 25, 2014.

Forgiveness of Loan to Robert Shalwitz, M.D.

On January 30, 2014, we entered into a Forgiveness and Release Agreement with Robert Shalwitz, M.D. This Agreement forgave the principal on a portion of promissory notes to our company in the amount of $88,072.

Separation Agreement and Consulting Agreement with Robert Shalwitz, M.D.

On August 5, 2014, we and Dr. Shalwitz entered into a Separation Agreement and a Consulting Agreement in connection with his resignation from our company. See “Employment and Consulting Agreements” above.

Employment Agreements and Executive Severance Agreements

We have entered into employment agreements and executive severance agreements with certain of our executive officers. See the “Executive Compensation” section for further details.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the years ended December 31, 2013 and 2014 for each of the following categories of services are as follows:

Fee Category	2013	2014
Audit Fees	$911,448	$270,000
Audit Related Fees	—	—
Tax Fees	—	54,969
All Other Fees	—	—

Total Fees	$911,448	$324,969

Audit Fees. Audit fees consist of fees billed for professional services performed by Ernst & Young LLP, or Ernst & Young, for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2013 audit fees is $523,450 of fees billed in connection with our initial public offering.

Audit-Related Fees. Audit related fees consist of fees billed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no audit related fees for the years ended December 31, 2013 or 2014.

Tax Fees. Tax fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young.

All Other Fees. All other fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. There were no other fees for the years ended December 31, 2013 or 2014.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All Ernst & Young services and fees for the years ended December 31, 2013 and December 31, 2014 were pre-approved by the Audit Committee. The audit fees for the year ended December 31, 2014 were also approved by the Audit Committee.

PLAN OF DISTRIBUTION

We may sell shares of common stock in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the common stock by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on The NASDAQ Global Market. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete. You should refer to our certificate of incorporation and bylaws, both of which are on file with the SEC as exhibits to previous filings. The summary below is also qualified by provisions of applicable law.

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Ninth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our Ninth Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated Bylaws as our bylaws.

Our authorized capital stock consists of 175,000,000 shares of our common stock, par value $0.00001 per share and 25,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

As of March 31, 2015, we had issued and outstanding:

•	20,473,624 shares of our common stock; and

•	options to purchase a total of 1,962,971 shares of our common stock with a weighted-average exercise price of $8.78 per share.

As of March 3, 2015, we had 42 stockholders of record.

Common Stock

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Conversion or Redemption Rights. Our common stock is neither convertible nor redeemable.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by the Board of Directors.

These provisions include:

Classified Board. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed exclusively pursuant to a resolution adopted by our Board of Directors.

Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and the bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Removal of Directors. Our certificate of incorporation provide that our directors may be removed only for cause by the affirmative vote of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our Board.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our Board of Directors or the affirmative vote of holders of at least 75% of the total votes of the outstanding shares of capital stock of our company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 75% of the total votes of the outstanding shares of capital stock of our company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, any of the provisions in our certificate of incorporation relating to amendments to our certificate of incorporation and bylaws. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Our certificate of incorporation provides that, subject to limited exceptions, the state or federal courts located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 75% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances); or at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock has been listed on the NASDAQ Global Market under the symbol “AKBA.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock offered by this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.akebia.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not part of this prospectus. You can read our SEC filings, including the Registration Statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 4, 2015; and

•	Description of Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 12, 2014, as supplemented by the Description of Common Stock found on page 17 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, Massachusetts 02142

(617) 871-2098

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.akebia.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Akebia Therapeutics, Inc. appearing in Akebia Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$50,000,000

Common Stock

PROSPECTUS SUPPLEMENT

August 11, 2015